Exhibit 10.2

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [†].

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”), dated August 4, 2020 (the “Effective Date”), modifies that certain Asset Purchase Agreement (the “Agreement”) entered into as of April 25, 2017 by and between 1ST Order Pharmaceuticals, Inc., a Delaware Corporation (“Seller”) and Xenon Pharmaceuticals Inc., a corporation continued under the federal laws of Canada (“Acquiror”).

WHEREAS, Seller and Acquiror wish to amend certain language in the Agreement with respect to Milestones 1 and 8;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Definitions. For all purposes of and under this Amendment and the Agreement the capitalized terms shall have the meanings set forth below. Any capitalized terms not defined herein shall have the meanings set forth in the Agreement.

1.1.	“[†]” means [†].
1.2.	“[†]” means [†].
2.	Milestone Payments. Section 2.4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)

Subject to the terms and conditions of this Agreement, the Seller shall be entitled to certain milestone payments (each payment as it relates to a particular event, a “Milestone Payment”), each of which, if achieved, will be due and payable within [†] following achievement of the applicable event set forth below for the first Product to achieve such event (each, a “Milestone Event”); provided, however, that no Milestone Payments will be earned or payable to Seller if an applicable event set forth below is achieved on or after the [†] anniversary of the Closing Date:

Milestone Event Number	Milestone Event	Milestone Payment
Patent Milestone Event
1.
1(a)	Execution of Amendment No. 1	$0.3M
1(b)	[†]	[†]
1(c)	[†]	[†]
1(d)	[†]	[†]
Regulatory Milestone Event
2.	[†]	[†]
3.	[†]	[†]
4.	[†]	[†]
5.	[†]	[†]
6.	[†]	[†]
7.	[†]	[†]

For purposes of clarity, (i) Milestone Event Number 1(c) is in addition to, and not a replacement for, Milestone Event Number 4, making the total amount payable [†], depending on the outcome of Milestone Event Number 1(b).

3.

[†]. Subject to confidentiality and privacy obligations and applicable law, Acquiror agrees to provide Seller with periodic updates on the progress made on achieving the [†] as well as with the first draft of the clinical study report (including all Tables, Listings, and Figures [TLFs]). [†].

4.

Mutual Release by All Parties. Each party hereby does and shall, for itself and its successors, predecessors, parents, subsidiaries, stockholders, past and current employees, officers, trustees, directors, board members, representatives, agents, and assigns in their official and individual capacities (collectively, the “Releasing Parties”), release the other party and its successors, predecessors, parents, subsidiaries, partnerships, associated and affiliated companies, related entities, past and current officers, trustees, directors, members, board members, employees, agents, attorneys, insurance companies, and assigns in their official and individual capacities (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that the Releasing Parties ever had or now have up to the Effective Date, arising from or relating to the payment of certain Milestone Payments, including any payment or non-payment thereof, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, administrative, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. The Releasing Parties acknowledge and agree that they are aware that statutes exist that render null and void releases of any claims, rights, demands, liabilities, actions and causes of action which are unknown to the Releasing Parties at the time of execution of the release. The Releasing Parties expressly waive, surrender and agree to forego any protection to which they otherwise would be entitled against one another by virtue of the existence of any such statute in any jurisdiction. The Releasing Parties each retain the rights and remedies expressly or impliedly provided to the Releasing Parties by the original terms of the Agreement which are not amended in this Amendment.

5.	Agreement. Except as specifically amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

In witness whereof, the Parties have executed this Amendment No. 1 as of the Effective Date.

1ST ORDER PHARMACEUTICALS, INC.		XENON PHARMACEUTICALS INC.
By:	/s/ Christopher Crean	By:	/s/ Simon Pimstone
Name:	Christopher Crean	Name:	Simon Pimstone
Title	President CSO	Title:	CEO

EXHIBIT A

[†]

[†]

1.  [†]

2.  [†]

3.  [†]

4.  [†]